Exhibit 99.1

FIRST HORIZON ANNOUNCES ADOPTION
OF SHARE REPURCHASE PROGRAM

ALPHARETTA, GA. (July 27, 2005) – First Horizon Pharmaceutical Corporation (NASDAQ: FHRX), a specialty pharmaceutical company, today announced that its Board of Directors has adopted a new share repurchase program, authorizing the repurchase of up to $20 million of its outstanding shares of common stock over the next twelve (12) months in increments of up to $5 million per quarter.  The plan will become effective on August 3, 2005.

First Horizon may conduct its purchases in the general market and in privately negotiated transactions.  The repurchase program does not require First Horizon to acquire any specific number of shares and may be terminated at any time.  The Company’s existing repurchase program will expire on August 2, 2005, and will have, at that time, approximately $3.2 million in authorized but unexecuted repurchases remaining at termination, at which point such unexecuted repurchases shall expire.

First Horizon Background

First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets, sells and develops prescription products with a primary focus on cardiology and women’s health. First Horizon has a portfolio that includes 15 branded prescription products of which eight are actively promoted to high-prescribing physicians through its nationwide sales force of approximately 470 representatives. First Horizon’s web site address is: www.fhrx.com. Please visit First Horizon’s website for full prescribing information on First Horizon’s products.

Contact:                                                   Darrell Borne

First Horizon Pharmaceutical Corporation

866-352-4401

ir@fhrx.com